Exhibit 99.1

Citizens Financial Corp. announces earnings for the first half of 2006 were $1,104,000 compared to $813,000 in the first half of 2005. Second quarter earnings of $534,000 also exceeded the second quarter 2005 level of $438,000. The improved performance reflects higher levels of net interest income and noninterest income.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.